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                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-20501

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 1997)

                            NABORS INDUSTRIES, INC.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 17, 1997.

     This Prospectus Supplement supplements the Prospectus, dated February 28, 1997 (the "Prospectus"), of Nabors Industries, Inc. (the "Company") relating to 4,120,398 shares of Common Stock, $.10 par value per share (the "Common Stock"), that may be distributed, sold or otherwise transferred from time to time by and for the account of the selling stockholders named therein (the "Selling Stockholders"), including their permitted transferees, pledgees, donees and other permitted successors in interest. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

     This Prospectus Supplement provides supplemental information to the section of the Prospectus entitled "Selling Stockholders." As permitted by the Merger Agreement, one of the stockholders of ADCOR has distributed to its partners shares of Common Stock of the Company received by it in the Merger and such distributees desire to offer their shares of Common Stock for resale pursuant to the Prospectus. Accordingly, the list of Selling Stockholders has been revised as set forth in this Prospectus Supplement. None of the distributees has, or during the past three years had, any position, office or other material relationship with the Company.

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which each Selling Stockholder owns, the number of shares of Common Stock which may be offered for resale by each Selling Stockholder and the percent of outstanding shares of Common Stock each Selling Stockholder owned prior to the offering to which the Prospectus and this Prospectus Supplement relate.

                                                                                     PERCENT OF
                                                                                     OUTSTANDING
                                                                       NUMBER OF       SHARES
                                                         NUMBER OF      SHARES          PRIOR
                                                          SHARES        OFFERED        TO THIS
                  SELLING STOCKHOLDER                      OWNED        HEREBY       OFFERING(1)
                  -------------------                    ---------     ---------     -----------
Occidental Oil and Gas Corporation.....................    266,223       266,223           *
John Hancock Mutual Life Insurance Company.............  1,500,000(2)    500,000(2)      1.6%
Conseil A/S............................................    146,487       146,487           *
Johs Hansen's Rederi A/S...............................    140,627       140,627           *
Pescara AS.............................................     19,570        19,570           *
Bari AS................................................     19,570        19,570           *
Pagano AS..............................................     19,453        19,453           *
Four Seasons Venture A/S...............................    175,784       175,784           *
Risom Bruk AB..........................................    117,189       117,189           *
Meridien Holdings Limited..............................  1,541,047     1,541,047         1.6%
Jack S. Blanton, Jr....................................    249,416(3)    249,416(3)        *
Jack S. Blanton III....................................      3,164(4)      3,164(4)        *
Mary Catherine Blanton.................................      3,164(4)      3,164(4)        *
Elizabeth W. Blanton...................................      3,164(4)      3,164(4)        *
James M. Nicklos.......................................     80,254        80,254           *
Genergy, Ltd...........................................      5,625         5,625           *
Eddy Refining Company..................................     45,821        45,821           *
Swank & Company........................................     40,078        40,078           *
Lisa Judson............................................     10,718        10,718           *
Jan Ankarcrona.........................................     10,718        10,718           *

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
                                                                                     PERCENT OF
                                                                                     OUTSTANDING
                                                                       NUMBER OF       SHARES
                                                         NUMBER OF      SHARES          PRIOR
                                                          SHARES        OFFERED        TO THIS
                  SELLING STOCKHOLDER                      OWNED        HEREBY       OFFERING(1)
                  -------------------                    ---------     ---------     -----------
C.W. Hinze.............................................      6,650         6,650           *
Sam McCaskill..........................................      4,694         4,694           *
Charles A. Hinton, Jr..................................      7,843         7,843           *
ADCOR Partners, L.P....................................    363,098       363,098           *
Sundial International Fund Limited.....................     91,084        91,084           *
Grandmony Holdings Inc.................................     40,595        40,595           *
Gruss Partners.........................................     84,067        84,067           *
Hillman/Chesapeake Limited Partnership.................     71,715        71,715           *
L.E. Simmons...........................................     34,559        34,559           *
David C. Baldwin.......................................        700           700           *
Anthony F. DeLuca......................................        525           525           *
Simmons & Company International........................     37,545         7,545           *
L.E. Simmons & Associates, Incorporated................        441           441           *
SCF Partners, L.P......................................      8,810         8,810           *

---------------

  * Less than 1% of the outstanding Common Stock.

(1) Based on 93,310,006 shares of Common Stock outstanding on March 31, 1997.

(2) An indirect, wholly-owned investment advisory subsidiary of John Hancock, John Hancock Advisers, Inc., held 186,000 shares of the Common Stock in various open-end mutual funds and pension accounts as of January 31, 1997, which are not included in the 1,500,000 shares noted above.

(3) Excludes 3,164 shares owned by each of Jack S. Blanton III, Mary Catherine Blanton and Elizabeth W. Blanton for which Jack S. Blanton, Jr. serves as Custodian under the Texas Uniform Transfer to Minors Act.

(4) Jack S. Blanton, Jr. serves as Custodian under the Texas Uniform Transfer to Minors Act for the 3,164 shares owned by each of Jack S. Blanton III, Mary Catherine Blanton and Elizabeth W. Blanton.

     The last reported sales price of a share of Common Stock on the American Stock Exchange on April 16, 1997 was $19.75.

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